EXHIBIT “D”

PROPOSED ROYALTY LIQUIDATION TRUST

PLANET POLYMER TECHNOLOGIES, INC.
Grantor and Administrator

and

U.S. BANK
Trustee

ROYALTY LIQUIDATION TRUST

TRUST AGREEMENT
Dated as of _____________, 2004

               THIS TRUST AGREEMENT, dated as of _______________, 2004, is made by and between PLANET POLYMER TECHNOLOGIES, INC, as Grantor, and US BANK, as Trustee.

                In consideration of the mutual agreements herein contained, each party agrees as follows for the benefit of the Beneficiaries:

ARTICLE I

DEFINITIONS

                Section 1.1             Definitions. Whenever used in this Agreement, the following words and phrases shall have the following meanings:

                “Administrator” shall mean Planet Royalty Administrator, LLC and thereafter any Person appointed as successor as herein provided to service the Royalty Contracts.

                “Agreement” shall mean this Trust Agreement and all amendments hereof and supplements hereto.

                “Available Funds” shall mean collected funds in the Collection Account in excess of the Reserve Amount.

                “Beneficiary” shall mean the holders of beneficial interests in the Trust.

                “Beneficiaries’ Interest” shall have the meaning specified in Section 4.1.

                “Beneficiary Register” shall mean the register maintained pursuant to Section 6.3, providing for the registration of the beneficial interests and transfers and exchanges thereof.

                “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York, New York or San Diego, California are authorized or obligated by law or executive order to be closed.

                “Closing Date” shall mean _______________, 2004.

                “Collections” shall mean all payments received by the Trustee in respect of the Royalty Contracts in the form of cash, checks, wire transfers, ATM transfers or any other form of payment.

                “Collection Account” shall have the meaning specified in subsection 4.2(a).

                “Eligible Institution” shall mean a depository institution organized under the laws of the United States or any one of the states thereof, including the District of Columbia,

the deposits of which are insured by the Federal Deposit Insurance Corporation (“FDIC”).

                “Eligible Investments” shall mean (i) negotiable instruments or securities represented by instruments in bearer or registered form which evidence obligations fully guaranteed as to timely payment by the United State of America with a maturity date of one year or less; and (ii) certificates of deposit, demand deposits, time deposits in, and money market funds issued by the Trustee.

                “FDIC” shall mean the Federal Deposit Insurance Corporation.

                “Governmental Authority” shall mean the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                “Grantor” shall mean Planet Polymer Technologies, Inc.

                “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

                “Net Royalties” shall mean gross royalties received by the Trust during any applicable period less payments to the Trustee, Grantor, and/or Administrator during such period.

                “Obligors” shall mean BASF, Alltech, Ryer, Inc., and their respective successors.

                “Opinion of Counsel” shall mean a written opinion of legal counsel.

                “Paying Agent” shall mean any paying agent appointed pursuant to Section 6.6 and shall initially be the Trustee.

                “Payment Date” shall mean the twentieth day of each calendar quarter.

                “Person” shall mean any legal person, including any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or other entity of similar nature.

                “Record Date” shall mean with respect to any Payment Date the last day of the preceding calendar month and with respect to any meeting or vote of the Beneficiaries, the last day of the calendar month preceding the date notice of such meeting or vote is given.

                “Registrar” shall have the meaning specified in Section 6.3(a) and shall initially be the Trustee.

                “Reserve Amount” shall mean $30,000.

                “Responsible Officer” shall mean the President, any Executive Vice President, Senior Vice President, Vice President, the Secretary, and, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

                “Royalty Contracts” shall mean that certain Sale and Licensing Agreement (For Certain Technology For Use in Connection with Fruit, Vegetable, Floral, Nursery and Related Products) dated March 31, 2003, between Grantor and Agway, Inc., whose interest has been sold and assigned to BASF; that certain Sale and Licensing Agreement (For Certain Technology In Connection with Animal Feed, Fertilizer, and Related Products) dated March 31, 2003, between Grantor and Agway, Inc, whose interest has been sold and assigned to Alltech; and that certain Purchase, Sale and Licensing Agreement dated May 1, 2003, between Grantor and Ryer Enterprises, LLC.

                “Trust” shall mean the trust created by this Agreement.

                “Trust Assets” shall have the meaning specified in Section 2.1.

                “Trust Office” shall mean the principal office of the Trustee at which at any particular time its trust business shall be administered, which office at the date of the execution of this Agreement is located at _______________________________.

                “Trustee” shall initially mean US Bank and thereafter any successor trustee appointed as herein provided.

                “Trustee’s Fees” shall mean $15,000.00 per annum.

                “UCC” shall mean the Uniform Commercial Code, as amended from time to time, as in effect in any specified jurisdiction.

                “Unit” shall  have the meaning specified in Section 6.1.

                Section 1.2             Other Definitional Provisions.

                (a)           All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

                (b)           As used herein and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles or regulatory accounting principles, as applicable. To the extent that the definitions of accounting terms herein are inconsistent with the meanings of such terms under generally accepted accounting principles or regulatory accounting principles, the definitions contained herein shall control.

                (c)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, subsection, Schedule and Exhibit references contained in this Agreement are references to Sections, subsections, Schedules and Exhibits in or to this Agreement unless otherwise specified.

ARTICLE II

CONVEYANCE OF ROYALTY RIGHTS

                Section 2.1             Conveyance To Trust. By execution of this Agreement, the Grantor does hereby transfer, assign, set-over and otherwise convey to the Trust for the benefit of the Beneficiaries, all right, title and interest of the Grantor in and to the right to receive royalty and other payments under the Royalty Contracts (“Royalty Rights”), all monies due or to become due with respect thereto, all “proceeds” (as defined in Section 9-306 of the UCC as in effect in the State of California) thereof, and all insurance proceeds relating thereto, if any (including without limitation, $__________ cash previously received by Grantor with respect to the Royalty Rights). Notwithstanding the foregoing, Grantor reserves the right to receive from the Royalty Rights and other Available Funds reimbursement for any and all expenses Grantor incurs in connection with Royalty Contracts and the Trust. Such property, together with all monies on deposit and Eligible Investments in the Collection Account, if any, shall constitute the assets of the Trust (the “Trust Assets”). The foregoing transfer, assignment, set-over and conveyance does not constitute and is not intended to result in a creation or an assumption by the Trust, the Trustee or any Beneficiary of any obligation of Grantor or any other Person in connection with the Royalty Contracts or any agreement or instrument relating to the Royalty Contracts.

                In connection with such transfer, the Grantor further agrees, at its own expense, on or prior to the Closing Date to indicate in its computer files and other business records and accounting statements that the Royalty Rights have been transferred to the Trust pursuant to this Agreement for the benefit of the Beneficiaries, and to endorse, deliver, record and file, at its own expense, such further documents and instruments, in such manner and in such jurisdictions, as may be requested to perfect the transfer and assignment of the Royalty Rights to the Trust.

                Section 2.2             Acceptance by Trustee.

                (a)           The Trustee hereby acknowledges its acceptance on behalf of the Trust of all right, title and interest previously held by Grantor in and to the Royalty Rights and declares that it shall maintain such right, title and interest, upon the trust herein set forth, for the benefit of all Beneficiaries.

                (b)           The Trustee shall have no power to create, assume or incur indebtedness or other liabilities or to acquire or dispose of any property in the name of the Trust other than as contemplated in this Agreement.

ARTICLE III

ADMINISTRATION OF ROYALTY CONTRACTS

                Section 3.1             Acceptance of Appointment and Other Matters Relating to Administrator.

                (a)           The Grantor, in its capacity as originator of the Royalty Contracts hereby appoints Planet Royalty Administrator, LLC to act as the Administrator under this Agreement and Planet Royalty Administrator, LLC hereby agrees to act as the Administrator under this Agreement

                (b)           The Administrator shall service and administer the Royalty Contracts and shall collect payments due under the Royalty Contracts in accordance with commercially reasonable standards and shall have full power and authority, acting alone or through any party properly designated by it hereunder to do any and all things in connection with such administration which it may deem necessary or desirable. Without limiting the generality of the foregoing and subject to Section 9.1, the Administrator is hereby authorized and empowered to execute and deliver, on behalf of the Trust for the benefit of the Beneficiaries, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Royalty Contracts and, after default of the Royalty Contracts and to the extent permitted under and in compliance with applicable law and regulations, to commence enforcement proceedings with respect to the Royalty Contracts. The Trustee shall furnish the Administrator with any documents necessary or appropriate to enable the Administrator to carry out its administrative duties hereunder.

                Section 3.2             Administrative Expense Reimbursement. Administrator shall be entitled to reimbursement, from amounts otherwise distributable to Beneficiaries, of all expenses and liabilities incurred by Administrator in connection with its efforts to collect the Royalty Rights, enforce the provisions of the Royalty Contracts and/or satisfying any indemnity or other obligations of Grantor under the Royalty Contracts. The Administrator shall also be entitled to be paid reasonable compensation for administration of the Trust not to exceed the lesser of (i) $10,000 per year, or (ii) twenty-

five percent (25%) of Net Royalties received by the Trust for such year, payable quarterly on each Payment Date.

                Section 3.3             Quarterly Reports for the Trustee. At least ten (10) Business Days preceding a Payment Date, the Administrator shall forward to the Trustee a report setting forth (i) the aggregate amount of Collections received by Administrator, if any, during the preceding quarter, (ii) a description of collection expenses or other sums, if any, for which Administrator is claiming reimbursement, and a description of any significant event occurring with respect to the Royalty Contracts during such period.

                Section 3.4             Tax Treatment. It is the intent of the Grantor and the Beneficiaries that, for United States of America federal and state tax purposes, the Beneficiaries will have an ownership interest in the Royalty Rights and other Trust Assets and royalty income of the Trust will be proportionately allocated to the Beneficiaries, and reported, to the extent required by law, for federal and state income tax purposes.

                Section 3.5             Notices to Grantor. In the event that Grantor is no longer acting as Administrator, any Successor Administrator appointed pursuant to Section 8.3 shall deliver or make available to Grantor each report required to be prepared, forwarded or delivered thereafter pursuant to Section 3.3.

ARTICLE IV

RIGHTS OF BENEFICIARIES AND
ALLOCATION AND APPLICATION
OF COLLECTIONS

                Section 4.1             Rights of Beneficiaries. Beneficiaries will have an ownership interest in the Royalty Rights and other Trust Assets expressed in terms of Units (as defined in this Agreement) and royalty income of the Trust will be proportionately distributed to the Beneficiaries in accordance with the terms of this Article IV and the Trust

                Section 4.2             Establishment and Administration of Collection Account.

                (a)           The Collection Account. The Trustee, for the benefit of the Beneficiaries, shall cause to be established and maintained in the name of the Trust with an Eligible Institution (which may be the Trustee) a segregated trust account (“Collection Account”), bearing a designation clearly indicating that the funds and Eligible Investments deposited therein are held for the benefit of the Beneficiaries.

                (b)           Administration of the Collection Account. Funds on deposit in the Collection Account shall at the direction of the Trustee be invested by the Trustee in Eligible Investments that will mature so that such funds will be available prior to the Payment Date following such investment. The Trustee shall maintain possession of the negotiable instruments or securities evidencing the Eligible Investments from the time of purchase thereof until the time of sale or maturity. Funds on deposit in the Collection Account in excess of the Reserve Amount shall only be invested in Eligible Investments as described in subclause (ii) of the definition of Eligible Investments in Section 1.1 of this Agreement.

                Section 4.3            Collections.

                (a)           Collections. Administrator shall use good faith efforts to collect and cause to be delivered to Trustee the payments due under the Royalty Contracts on the due dates therefor prior to each Payment Date.

                Section 4.4             Application of Available Funds. The Trustee shall make on each Payment Date from Available Funds in the Collection Account with respect to the quarter preceding such Payment Date, the following distributions in the following priorities:

                (a)           Payment of Trustee’s Fees and reimbursement of expenses incurred by Trustee;

                (b)           Payment to Grantor of expenses and other sums Grantor is entitled to be paid and reimbursed for under this Agreement;

                (c)           Payment to Administrator of expenses and other sums Administrator is entitled to be paid and/ or reimbursed for under this Agreement; and

                (d)           Distribution to each Beneficiary of record on the preceding Record Date such Beneficiary’s pro rata share (based on the aggregate Units held by such Beneficiary) of Available Funds in the Collection Account. Such distribution shall be made by check mailed to each Beneficiary. If any distribution to a Beneficiary would be less than $5.00, other than with respect to the Final Distribution, Trustee shall hold such distribution amount in trust for such Beneficiary until the Payment Date on which a distribution of $5.00 or more can be made. If any payment to a Beneficiary is returned as “undeliverable” or “address unknown” for two (2) consecutive Payment Dates or distribution checks from the Trustee remain uncashed for a period of six (6) months following two (2) consecutive Payment Dates, the Trustee may cease distributions to such Beneficiary and shall hold such distribution for the benefit of such Beneficiary in the Collection Account until the earlier of (i) receipt of notification of a proper address for such Beneficiary, or (ii) termination of the Trust at which time such amount shall be distributed as provided in Article X of this Agreement.

ARTICLE V

REPORTS TO BENEFICIARIES

                Section 5.1            Annual Beneficiaries’ Statements.

                (a)           As of the last day of each calendar year and on or before February 15th of each year, the Trustee shall forward to each Beneficiary a statement setting forth the following information (which shall be stated on the basis of per unit-amount):

(i)	the total amount collected during the calendar year;

(ii)	the total amount distributed during the calendar year;

(iii)	the amount of such distribution allocable to royalty payments received by the Trust;

(iv)	the amount of such distribution allocable to other payments to the Trust;

(v)	a statement of the assets and liabilities of the Trust;

(vi)	a description of any change in the Assets of the Trust and any actions taken by the Trustee with respect to the assets of the Trust;

(vii)	such other information regarding the activities of the Trust as may reasonably be required for Beneficiaries to prepare their Federal and state income tax returns.

Section 5.2 Interim Reports. The Trustee shall deliver to the Beneficiaries such interim reports as may be necessary or advisable to inform Beneficiaries of significant events relating to the Trust.

ARTICLE VI

THE BENEFICIARIES

                Section 6.1            The Beneficiaries. The Beneficiaries of the Trust are the holders of record of shares of common stock of Grantor as of September 30, 2004 and their permitted successors and assigns. The beneficial interest of a Beneficiary shall be transferable only pursuant to the provisions of Section 6.2. Each Beneficiary shall be deemed to hold the number of units of beneficial ownership (“Units”) equal to the number of issued and outstanding shares of common stock of Grantor held of record as of September 30, 2004 by that Beneficiary.

                Section 6.2            Registration of Beneficiaries.

                (a)           The Trustee shall cause to be kept at the office or agency to be maintained by a registrar (which initially shall be the Trustee) (the “Registrar”) a register (the “Register”) in which, subject to such reasonable regulations as it may prescribe, the Registrar shall provide for the registration of the name and address of each beneficiary and the number Units held by each Beneficiary of Record. The Trustee shall be permitted to resign as Registrar upon 30 days’ written notice to the Grantor; provided, however, that such resignation shall not be effective and the Trustee shall continue to perform its duties as Registrar until the Grantor has appointed a successor Registrar.

                Units of beneficial interest are not transferable except upon death or by operation of law. The Trustee may rely on a death certificate, court order, certificate of any executor of an estate or successor trustee of any trust, or in the case of a corporation, any executive officer of such corporation, in establishing whether the Beneficiary seeking to transfer its beneficial interest(s) may make such transfer. Each transferee shall be required to acknowledge the provisions of this Agreement and shall agree to be bound by the terms of this Agreement as a condition of the transfer of a beneficial interest. Upon the completion of such transfer, the Registrar shall update the Register and name the transferee as the holder of the Unit(s).

                No service charge shall be made for any registration of transfer, but the Registrar may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer.

                (b)           Prior to the registration of any transfer, the Registrar may request an opinion of counsel in form and content satisfactory to Trustee in its sole discretion that such transfer is in compliance with applicable Federal and state securities laws and that transfer of the beneficial interest is exempt from registration and/or qualification under the Securities Act of 1933 and applicable state law.

                Section 6.3             Appointment of Paying Agent. The Paying Agent shall make distributions to Beneficiaries from the Collection Account as specified in this Agreement. Any Paying Agent shall have the revocable power to withdraw funds from the Collection Account for the purpose of making distributions referred to above. The Trustee may revoke such power and remove the Paying Agent if the Trustee determines in its sole discretion that the Paying Agent shall have failed to perform its obligations under this Agreement in any material respect. The Paying Agent shall initially be the Trustee (“Paying Agent”). The Trustee shall be permitted to resign as Paying Agent upon 30 days’ written notice to the Trustee. In the event that the Trustee shall no longer be the Paying Agent, the Trustee shall appoint a successor to act as Paying Agent. The Trustee shall cause such successor Paying Agent or any additional Paying Agent appointed by the Trustee to execute and deliver to the Trustee an instrument in which such successor Paying Agent or additional Paying Agent shall agree with the Trustee that, as Paying Agent, such successor Paying Agent or additional Paying Agent will hold all sums, if any, held by it for payment to the Beneficiaries in trust for the benefit of the Beneficiaries entitled thereto until such sums shall be paid to such Beneficiaries.

                Section 6.4             Access to List of Beneficiaries’ Names and Addresses. The Trustee will furnish or cause to be furnished by the Registrar, to the Administrator or the Paying Agent, within five Business Days after receipt by the Trustee of a request therefor from the Administrator or the Paying Agent, respectively, in writing, a list in such form as the Administrator or the Paying Agent may reasonably require, of the names and addresses of the Beneficiaries. If three or more Beneficiaries (the “Applicants”) representing Units in the Trust aggregating not less than 5% of the outstanding Units apply in writing to the Trustee, and such application states that the Applicants desire to communicate with other Beneficiaries with respect to their rights under this Agreement and is accompanied by a copy of the communication which such Applicants propose to transmit, then the Trustee, after having been adequately indemnified by such Applicants for its costs and expenses, shall afford or shall cause the Registrar to afford such Applicants access during normal business hours to the most recent list of Beneficiaries held by the Trustee, within thirty Business Days after the receipt of such application. Such list shall be as of a date no more than 30 days prior to the date of receipt of such Applicants’ request. Neither the Trustee nor the Registrar, nor any of their respective agents shall be held accountable by reason of the disclosure of any such information as to the names and addresses of the Beneficiaries hereunder, regardless of the source from which such information was derived.

ARTICLE VII

OTHER MATTERS RELATING TO THE GRANTOR

                Section 7.1             Limitation on Liability of the Grantor. Neither Grantor, in its capacity as Grantor, nor any of the directors or officers or employees or agents of the Grantor shall be under any liability to the Trust, the Trustee, the Beneficiaries or any other Person for any action taken or for refraining from the taking of any action in its capacity as Grantor pursuant to this Agreement whether arising from express or implied duties under this Agreement; provided, however, that this provision shall not protect the Grantor or any such person against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Grantor and any director or officer or employee or agent of the Grantor may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

ARTICLE VIII

OTHER MATTERS RELATING TO THE ADMINISTRATOR

                Section 8.1             Merger or Consolidation of, or Assumption of the Obligations of, the Administrator. The Administrator shall not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any Person, unless the corporation formed by such consolidation or into which the Administrator is merged or the Person which acquires by conveyance or transfer the properties and assets of the Services substantially as an entirety shall assume the performance of every covenant and obligation of the Administrator hereunder.

                Section 8.2             Limitation on Liability of the Administrator and Others. Neither the Administrator nor any of the directors or officers or employees or agents of the Administrator shall be under any liability to the Trust, the Trustee, the Beneficiaries or any other person for any action taken or for refraining from the taking of any action in its capacity as Administrator pursuant to this Agreement; provided, however, that this provision shall not protect the Administrator or any such person against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Administrator and any director or officer or employee or agent of the Administrator may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Administrator shall not be under any obligation to appear in, prosecute or defend any legal action whether or not incidental to its duties to service the Royalty Contracts in accordance with this Agreement which in its good faith opinion may result in Administrator incurring any expense or liability. In the event the Administrator decides not to pursue legal action in connection with the enforcement of the Royalty Contracts, Grantor, may at its sole option, pursue any such legal action it deems necessary or appropriate to enforce such Royalty Contracts including, without limitation, action to terminate the Royalty Contracts.

                Section 8.3             The Administrator Not to Resign. The Administrator shall not resign from the obligations and duties hereby imposed on it unless (i) the performance of its duties hereunder is no longer permissible under applicable law, or (ii) a successor Administrator acceptable to Beneficiaries representing 50% or more of the Units consent in writing to such resignation. No such resignation shall become effective until the Trustee or a Successor Administrator shall have assumed the responsibilities and obligations of the Administrator under this Agreement. If the Administrator fails to perform its duties, the Grantor shall have the right to appoint a Successor Administrator, and if the Grantor fails to appoint a Successor Administrator then the Trustee shall have the right to appoint a Successor Administrator.

                Section 8.4             Access to Certain Documentation and Information Regarding the Royalty Contracts. The Administrator shall provide to the Trustee access to the documentation regarding the Royalty Contracts in such cases where the Trustee is required in connection with the enforcement of the rights of the Beneficiaries, or by applicable statutes or regulations to review such documentation, such access being afforded without charge but only (i) upon reasonable request, (ii) during normal business hours, (iii) subject to the Administrator’s normal security and confidentiality procedures and (iv) at offices designated by the Administrator.

ARTICLE IX

THE TRUSTEE

                Section 9.1             Duties of Trustee. (a) The Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Agreement.

                (b)           The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they substantially conform to the requirements of this Agreement.

                (c)           Subject to Section 9.1(a) no provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own misconduct; provided, however, that:

(i) The Trustee shall not be personally liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

(ii) The Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of the Beneficiaries evidencing Units in the Trust aggregating not less than 51% of the outstanding beneficial interests relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement; and

(iii) The Trustee shall not be charged with knowledge of any failure by the Administrator to comply with the obligations of the Administrator unless a Responsible Officer of the Trustee obtains actual knowledge of such failure or the Trustee receives written notice of such failure from the Administrator or any Beneficiaries evidencing Units aggregating not less than 10% of the beneficial interests.

                (d)           The Trustee shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee to perform, or be responsible for the manner of performance of, any obligations of the Administrator under this Agreement.

                (e)           Except as provided in Section 2.3 the Trustee shall have no power to vary the corpus of the Trust including, without limitation, the power to add any investment, obligation or security to the Trust or withdraw from the Trust.

                Section 9.2            Certain Matters Affecting the Trustee. Except as otherwise provided in Section 9.1:

                (a)           The Trustee may rely on and shall be protected in acting on, or in refraining from acting in accord with, any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented to it pursuant to this Agreement by the proper party or parties;

                (b)           The Trustee may consult with counsel and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

                (c)           The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement, or to institute, conduct or defend any litigation hereunder or in relation hereto, at the request, order or direction of any of the Beneficiaries, pursuant to the provisions of this Agreement, unless such Beneficiaries shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby;

                (d)           The Trustee shall not be personally liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

                (e)           The Trustee shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, requests, consent, order, approval, bond or other paper or document;

                (f)            The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys or custodian, and the Trustee shall not be responsible for any misconduct or negligence on the part of any such agent, attorney or custodian appointed with due care by it hereunder; and

                (g)           The Trustee, in its capacity as Trustee, shall not be required to make any initial or periodic examination of any documents or records related to the Royalty Contracts for the purpose of establishing the presence or absence of defects or for any other purpose.

                Section 9.3             Trustee Not Liable for Recitals. The Trustee assumes no responsibility for the correctness of the recitals contained herein. The Trustee makes no representations as to the validity or sufficiency of this Agreement or of any document related to the Royalty Contracts.

                Section 9.4             Trustee May Own Beneficial Interests. The Trustee in its individual or any other capacity may become the owner or pledgee of beneficial interests with the same rights as it would have if it were not the Trustee.

                Section 9.5             Trustee’s Fees and Expenses. Trustee shall be entitled to receive reasonable compensation (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) for all services rendered by it in the execution of the trust hereby created and in the exercise and performance of any of the powers and duties hereunder of the Trustee, and the Trustee shall be entitled to be reimbursed, upon its request, for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any of the provisions of this Agreement (including the reasonable fees and expenses of its agents and counsel) except any such expense, disbursement or advance as may arise from its gross negligence or bad faith and except as provided in the following sentence. The Trustee is authorized to maintain the Reserve Amount in the Collection Account for the payment of the fees and reimbursement of expenses of the Trustee under this Agreement.

                Section 9.6             Eligibility Requirements for Trustee. The Trustee hereunder shall at all times be a corporation organized and doing business under the laws of the United States of America or any state thereof authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $10,000,000 and subject to supervision or examination by Federal or state authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purpose of this Section 9.6, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 9.6, the Trustee shall resign immediately in the manner and with the effect specified in Section 9.7.

                Section 9.7             Resignation or Removal of Trustee.

                (a)           The Trustee may at any time resign and be discharged from the trust hereby created by giving written notice thereof to the Grantor. Upon receiving such notice of resignation, the Grantor shall promptly appoint a successor trustee by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Trustee and one copy to the successor trustee. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

                (b)           If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 9.6 hereof and shall fail to resign after written request therefor by the Grantor, or if at any time the Trustee shall be legally unable to act, or shall be adjudged a bankrupt or insolvent, or if a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Grantor, and/or Beneficiaries by vote of more than 50% of the Units, may remove the Trustee and promptly appoint a successor trustee by written instrument, in duplicate, one copy of which instrument shall be delivered to the Trustee so removed and one copy to the successor trustee.

                (c)           Any resignation or removal of the Trustee and appointment of successor trustee pursuant to any of the provisions of this Section 9.7 shall not become effective until acceptance of appointment by the successor trustee as provided in Section 9.8 hereof.

                Section 9.8             Successor Trustee.

                (a)           Any successor trustee appointed as provided in Section 9.7 hereof shall execute, acknowledge and deliver to the Grantor and to its predecessor Trustee an instrument accepting such appointment pursuant to the terms of this Agreement, and thereupon the resignation or removal of the predecessor Trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee herein. The predecessor Trustee shall deliver to the successor trustee all documents and statements held by it hereunder; and the Grantor and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required for fully and certainly vesting and confirming in the successor trustee all such rights, power, duties and obligations.

                (b)           No successor trustee shall accept appointment as provided in this Section 9.8 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 9.6 hereof.

                (c)           Upon acceptance of appointment by a successor trustee as provided in this Section 9.8 hereof, such successor trustee shall mail notice of such succession hereunder to all Beneficiaries at their addresses as shown in the Register.

                Section 9.9             Merger or Consolidation of Trustee. Any Person into which the Trustee may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any Person succeeding to the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be eligible under the provisions of Section 9.6 hereof, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

                Section 9.10           Appointment of Co-Trustee or Separate Trustee.

                (a)           Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust may at the time be located, the Trustee shall have the power and may execute and deliver all instruments to appoint one or more persons to act as a co-trustee or co-trustees, or separate trustee or separate trustees, of all or any part of the Trust, and to vest in such Person or Persons, in such capacity and for the benefit of the Beneficiaries, such title to the Trust, or any part thereof, and, subject to the other provisions of this Section 9.10, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 9.6 and no notice to Beneficiaries of the appointment of any co-trustee or separate trustee shall be required under Section 9.8 hereof.

                (b)           Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i) All rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any use of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Administrator hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding or title to the Trust or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

(ii) No trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder; and

(iii) The Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

                (c)           Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article X. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee and a copy thereof given to the Administrator.

(d) Any separate trustee or co-trustee may at any time constitute the Trustee, its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect to this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

                Section 9.11           Tax Returns. In the event the Trust shall be required to file tax returns, the Trustee shall prepare or shall cause to be prepared any tax returns required to be filed by the Trust before such returns are due to be filed. Trustee shall also prepare or shall cause to be prepared all tax information required by law to be distributed to Beneficiaries.

                Section 9.12           Trustee May Enforce Claims. All rights of action and claims under this Agreement may be prosecuted and enforced by the Trustee without the possession of any of the beneficial interests, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee. Any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Beneficiaries in respect of which such judgment has been obtained.

                Section 9.13           Suits for Enforcement of Royalty Contracts. If the Administrator and Grantor elect not to take action to enforce the Royalty Contracts under this Agreement, the Trustee, in its discretion, may proceed to protect and enforce its rights and the rights of the Beneficiaries under the Royalty Contracts by suit, action or proceeding in equity or at law or otherwise, whether for the specific performance of any covenant or agreement contained in the Royalty Contracts as the Trustee, being advised by counsel, shall deem most effectual to protect and enforce any of the rights of the Trustee or the Beneficiaries in the Royalty Contracts. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Beneficiary any plan of reorganization, arrangement, adjustment or composition affecting the Beneficiaries, or authorize the Trustee to vote in respect of the claim of any Beneficiary in any such proceeding.

                Section 9.14           Rights of Beneficiaries to Direct Trustee. Beneficiaries owning not less than 66 2/3 % of the Units shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee; provided, however, that, subject to Section 9.1, the Trustee shall have the right to decline to follow any such direction if the Trustee being advised by counsel determines that the action so directed may not lawfully be taken, or if the Trustee in good faith shall, by a Responsible Officer or Responsible Officers of the Trustee, determine that the proceedings so directed would be illegal or involve it in personal liability or be unduly prejudicial to the rights of Beneficiaries not parties to such direction; and provided further that nothing in this Agreement shall impair the right of the Trustee to take any action deemed proper by the Trustee and which is not inconsistent with such direction by the Beneficiaries.

ARTICLE X

TERMINATION

                Section 10.1           Termination of Trust.

                (a)           The respective obligations and responsibilities of the Grantor, the Administrator and the Trustee created hereby (other than the obligation of the Trustee to make payments to Beneficiaries as hereafter set forth) shall terminate, except with respect to the duties described in subsection 10.2(b), upon the earlier of (i) September 20, 2007, unless extended as provided herein (such date as extended, if applicable, is referred to as the “Final Trust Termination Date”); or (ii) the day following any Payment Date on or after 5 years from the initial date of this Agreement if there have been no Net Royalties for six consecutive calendar quarters immediately proceeding such Payment Date; or (iii) the day following the Payment Date for the quarter period in which the last of the Royalty Contracts has been terminated or Grantor, Administrator and Trustee shall each agree that all Royalty Rights and remedies to enforce such rights have been reasonably exhausted or have no commercially reasonable value.

                (b)           The Final Trust Termination Date shall be extended for one (1) or more 3-year extension periods (or such shorter or longer period as may be allowed by “no action” assurances obtained by the Administrator from the Securities and Exchange Commission (“SEC”)) provided the Trustee has received from Administrator a certificate certifying to the best of knowledge of such Administrator that (i) Royalty Rights have commercially reasonable value and that collections with respect to the Royalty Rights are reasonably expected to exceed the Trustee’s fee and other costs and expenses of administering the Trust; and (ii) a “no action” assurance has been obtained from the SEC in reasonable and customary form acknowledging that the SEC will not recommend enforcement action if the Final Trust Termination Date is extended for such additional period.

                Section 10.2           Final Distribution.

                (a)           Written notice of any termination, specifying the Payment Date for payment of the final distribution, shall be given by the Trustee to Beneficiaries mailed not later than the 5th day of the month of such final distribution specifying (a) the distribution date (which shall be the Payment Date in the month in which the notice is given) upon which final payment will be made, (b) the amount of any such final payment and (c) that the Record Date otherwise applicable to such Payment Date is not applicable. The Trustee shall give such notice to the Registrar and the Paying Agent at the time such notice is given to Beneficiaries.

                (b)           In the event that that the Trustee receives notice or a return of final distribution materials indicating that a Beneficiary did not receive the final distribution materials within six months of the date the first notice was sent, the Trustee shall give a second written notice to that Beneficiary. If Trustee receives notice or a return of the final distribution materials indicating that the Beneficiary did not receive the second notice, or if the Beneficiary otherwise fails to respond to the second notice, the Trustee shall distribute all funds in the Collection Account held for the benefit of such Beneficiary to the Grantor, or its successor-in-interest, or if there shall be no such successor, Trustee shall escheat such funds to the State of California in accordance with applicable law.

                Section 10.3           Disposition of Royalty Rights After Grantor’s Termination.

                (a)           In the event the Administrator reasonably believes the Trust will terminate prior to the date the last of the Royalty Contract terminates and the Administrator believes the remaining royalty rights have commercial value, the Administrator shall take reasonable steps to solicit cash offers to purchase the Royalty Rights. In the event the Administrator or Trustee receive one or more cash offers to purchase all or any portion of the Royalty Rights, on or before ninety (90) days after the Termination Date of the Trust, the Administrator and Trustee shall take all reasonable steps to accept such offer or offers and consummate such transactions on or before 90 days after the termination of the Trust, provided, however, in no event shall the Trustee or the Administrator be required to make any representation or warranty of any kind relating to the Royalty Rights, except representations solely in the name of the Trust for which neither the Administrator nor the Trustee have personal responsibility. Administrator and Trustee are authorized to execute any and all documents and instruments of conveyance which may be necessary or appropriate to consummate any such sales.

                (b)           Upon the termination of the Trust pursuant to Section 10.1(i) or (ii), unless the Trustee has sold the Royalty Rights as provided in sub-section (a) of this Section 10.3, the Trustee shall assign and convey to the Grantor (without recourse, representation or warranty) all right, title and interest of the Trust in the Royalty Rights, whether then existing or thereafter created, and all proceeds thereof and insurance proceeds relating thereto. The Trustee shall execute and deliver such instruments of transfer and assignment, in each case without recourse, as shall be reasonably requested by the Grantor to vest in the Grantor all right, title and interest which the Trust had in the Royalty Contracts.

                (c)           In the event any of the Royalty Contracts shall be terminated for any reason prior to the end of the term provided in such Royalty Contract, unless the Trustee has sold the Royalty Rights as provided in sub-section (a) of this Section 10.3, the Trustee shall assign and convey to the Grantor (without recourse, representation or warranty) all right, title and interest of the Trust in the Royalty Rights with respect to the terminated Royalty Contract, whether then existing or thereafter created, and all proceeds thereof and insurance proceeds relating thereto. The Trustee shall execute and deliver such instruments of transfer and assignment, in each case without recourse, as shall be reasonably requested by the Grantor to vest in the Grantor all right, title and interest which the Trust had in the Royalty Contracts.

ARTICLE XI
MISCELLANEOUS PROVISIONS

                Section 11.1           Amendment.

                (a)           This Agreement may be amended from time to time by unanimous consent of the Administrator, the Grantor and the Trustee, without the consent of any of the

Beneficiaries, to cure any ambiguity, to correct or supplement any provisions herein which may be inconsistent with any other provisions herein or to add any other provisions with respect to matters or questions raised under this Agreement which shall not be inconsistent with the provisions of this Agreement; provided, however, that such action shall not, as evidenced by an Opinion of Counsel, adversely affect in any material respect the interests of the Beneficiaries. The Trustee may, but shall not be obligated to, enter into any such amendment which affects the Trustee’s rights, duties or immunities under this Agreement or otherwise.

                (b)           This Agreement may also be amended from time to time by the Administrator, the Grantor and the Trustee with the consent of the Beneficiaries evidencing not less than 66 2/3% of the outstanding Units, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Beneficiaries; provided, however, that no such amendment shall (i) reduce in any manner the amount of distributions which are required to be made without the consent of such Beneficiary, (ii) change the definition of or the manner of calculating the Beneficiaries’ Interest without the consent of each Beneficiary or (iii) reduce the aforesaid percentage required to consent to any such amendment, in each case without the consent of each Beneficiary.

                (c)           Promptly after the execution of any such amendment or consent the Trustee shall furnish written notification of the substance of such amendment to each Beneficiary.

                (d)           It shall not be necessary for the consent of Beneficiaries under this Section 11.1 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Beneficiaries shall be subject to such reasonable requirements as the Trustee may prescribe.

                Section 11.2           Protection of Right, Title and Interest to Trust. The Administrator shall cause this Agreement, all amendments hereto and/or any other necessary documents covering the Beneficiaries and the Trustee’s right, title and interest to the Trust to be properly and promptly recorded and kept, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Trustee hereunder to all property comprising the Trust.

                Section 11.3           Limitation on Rights of Beneficiaries.

                (a)           The death or incapacity of any Beneficiary shall not operate to terminate this Agreement or the Trust, nor shall such death or incapacity entitle such Beneficiary’s legal representatives or heirs to claim an accounting or to take any action or commence any proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

                (b)           Nothing herein set forth shall be construed so as to constitute the Beneficiaries from time to time as partners or members of an association; nor shall any Beneficiary be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

                (c)           No Beneficiary shall have any right by virtue of any provisions of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless such Beneficiary previously shall have given to the Trustee, and unless the Beneficiaries owning not less than 51% of the Units shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each Beneficiary with every other Beneficiary and the Trustee, that no one or more Beneficiaries shall have any right in any manner whatever by virtue or by availing itself or themselves of any provisions of this Agreement to affect, disturb or prejudice the rights of any of the other Beneficiaries, or to obtain or seek to obtain priority over or preference to any other such Beneficiary, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Beneficiaries. For the protection and enforcement of the provisions of this Section 11.3, each and every Beneficiary and the Trustee shall be entitled to such relief as can be given either at law or in equity.

                Section 11.4           Governing Law. This Agreement shall be construed in accordance with the laws of the State of California, United States of America, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. Any legal action or proceeding arising out of or in connection with this Agreement, must be brought in the courts of the State of California, located in San Diego County, California, and/or the United States District Court in the Southern District of California.

                Section 11.5           Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, return receipt requested, to (a) in the case of Grantor or Administrator, to Planet Polymer Technologies, Inc., [3852 Alameda Place, San Diego, California 92103,] Attention: CFO and CEO and (b) in the case of the Trustee, to the Trust Office; or, as to each party, at such other address as shall be designated by such party in a written notice to each other party. Any notice required or permitted to be mailed to a Beneficiary shall be given by personal delivery (courier or other delivery service) or first class mail, postage prepaid, at the address of such Beneficiary as shown in the Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Beneficiary receives such notice.

                Section 11.6           Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or rights of the Beneficiaries thereof.

                Section 11.7           Beneficiaries Not Personally Liable. It is the intention of the parties to this Agreement that the Beneficiaries shall not be personally liable for the obligations of the Trust, and that the beneficial interests in the Trust shall be nonassessable for any losses or expenses of the Trust or for any reason whatsoever.

                Section 11.8           Further Assurances. The Grantor and the Administrator agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the Trustee to more fully effect the purposes of this Agreement.

                Section 11.9           No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Trustee or the Beneficiaries, any right, remedy, power or privilege, hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges therein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

                Section 11.10         Counterparts. This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

                Section 11.11         Third-Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the parties hereto, the Beneficiaries and their respective successors and permitted assigns. Except as otherwise provided in this Article XI, no other person will have any right or obligation hereunder.

                Section 11.12         Actions by Beneficiaries.

                (a)           Wherever in this Agreement a provision is made that an action may be taken or a notice, demand or instruction given by Beneficiaries, such action, notice or instruction may be taken or given by any Beneficiary, unless such provision requires a specific percentage of Beneficiaries.

                (b)           Any request, demand, authorization, direction, notice, consent, waiver or other act by a Beneficiary shall bind such Beneficiary and every subsequent Beneficiary upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done or omitted to be done by the Trustee or the Administrator in reliance thereon.

                Section 11.13         Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived, or supplemented except as provided herein.

                Section 11.14         Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

                IN WITNESS WHEREOF, the Grantor, the Administrator and the Trustee have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

PLANET POLYMER TECHNOLOGIES, INC.	U.S. BANK

As Grantor	As Trustee

By: ________________________________	By:_______________________________
________________________________
H. Mac Busby, President	Title:______________________________

PLANET ROYALTY ADMINISTRATOR, LLC

By: _________________________________
H. Mac Busby, Manager